Exhibit 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”) is made by and between Liquidia Technologies, Inc., (“Company”), a Delaware corporation, and Arktoros, LLC, a Pennsylvania limited liability company (“Independent Contractor”), as of August 20, 2020 (the “Effective Date”).

1.	ENGAGEMENT OF SERVICES.

The Company hereby engages the Independent Contractor, and the Independent Contractor accepts the engagement to provide the Company with such consulting services as may reasonably be requested by the Company from time to time in connection with the Company’s PRINT® Product Platform and associated tooling, materials, and prototyping (“Services”). “PRINT® Product Platform” shall mean Liquidia’s proprietary products, micro and/or nano-particles, patterned particle molding film, particle and mold film handling, and Liquidia’s instrumentation, processes, systems, know-how, intellectual property, manufacturing and technology infrastructure that produces the same. In particular, through the Independent Contractor’s services under this Agreement, its managing member, Steve Bariahtaris, shall be made available and appointed to and serve as the Company’s Interim Chief Financial Officer and the Company’s Principal Financial Officer for purposes of the Company’s periodic SEC reporting obligations (collectively, the “Interim Chief Financial Officer”).

2.	COMPENSATION.

In consideration of the Services to be performed by the Independent Contractor under this Agreement, the Company will pay the Independent Contractor the flat rate of $65,000 per month, for time spent on mutually accepted consulting services in and as Interim Chief Financial Officer.

3.	EXPENSES.

The Independent Contractor will be reimbursed for ordinary and necessary expenses incurred by the Independent Contractor in the performance of services hereunder that have been expressly approved in advance by the Company, provided that the Independent Contractor has furnished such documentation for authorized expenses as the Company may reasonably request. The Independent Contractor shall submit written documentation and receipts where available, itemizing the dates on which expenses are incurred. The Company shall pay the Independent Contractor the amounts due pursuant to submitted reports.

4.	OWNERSHIP OF INVENTIONS / WORK PRODUCT.

A.    The Independent Contractor agrees that any inventions, discoveries, improvements, processes, technology or know-how arising or made directly or indirectly from its performance of advisory services under this Agreement or that are based on, derived from, or related to information received from the Company and any patents issuing thereon shall be the property of and are hereby assigned to the Company. The Independent Contractor further agrees that all original works of authorship which are made by the Independent Contractor (solely or jointly with others) in the course of performance of services under this Agreement and which are protectable by copyright are “works made for hire,” as that term is defined in the 1976 Copyright Act as amended (title 17 of the United States Code). In order to permit the Company to claim rights to which it may be entitled under this Paragraph or applicable laws, and to insure that there is no conflict with any business or activities of the Company, all inventions, discoveries, improvements, processes, technology and know-how (whether or not patentable and whether or not reduced to practice) and all works of authorship which the Independent Contractor may conceive or make (either by himself or jointly with others) during the term of this Agreement with the Company (and during the six months following the termination of this Agreement) and related to the Services performed under this Agreement shall be promptly disclosed to the Company in confidence.

B.    Whenever requested by the Company, the Independent Contractor shall execute patent applications and copyright registrations and such other documents considered necessary by the Company or its counsel to apply for and obtain letters, patents and copyright registrations in the United States, foreign countries, or both, as the Company may deem advisable, or to otherwise protect such inventions, discoveries, improvements, processes, technology, know-how or works of authorship for the benefit of the Company coming within the Company’s rights as provided for in Section 4.A. The Independent Contractor shall also make such assignments and execute such other instruments as may be necessary to convey to the Company the ownership and exclusive right in and to such inventions, discoveries, processes, technology, know-how, patent applications, patents, works of authorship or the like. The Company shall bear all of the expenses in connection with the obtaining of such rights. The Independent Contractor further agrees, whether or not he/she is still providing services to the Company, to cooperate to the extent and in the manner requested by the Company in the prosecution or defense of any such patent or copyright claims or any litigation or other proceeding involving any inventions, discoveries, improvements, processes, technology, know-how or works of authorship covered by this Agreement in any country of the world, but all time and expenses thereof shall be paid by the Company. The foregoing covenant contemplates the inclusion of any improvements of properties, rights, systems, inventions, works of authorship and the like presently held by the Company or any affiliate thereof.

C.    If Independent Contractor has any rights to any inventions, discoveries, developments, improvements, processes, technology, know-how, or trade secret, arising under this Agreement in accord with Section 4.A, that cannot be assigned to Company, Independent Contractor unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Company with respect to such rights, and agrees, at Company’s request and expense, to consent to and join in any action to enforce such rights. If Independent Contractor has any right to inventions, discoveries, developments, improvements, processes, technology, know-how, or trade secret, arising under this Agreement in accord with Section 4.A, that cannot be assigned to Company or waived by Independent Contractor, Independent Contractor unconditionally and irrevocably grants to Company during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicenses and without any duty to report or provide any accounting for such exploitation, to make, have made, sell, offer for sale, use, reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed, such rights.

5.	REPRESENTATIONS AND WARRANTIES.

The Independent Contractor represents and warrants that the Independent Contractor has the right and unrestricted ability to enter this Agreement and all its terms and conditions contained herein.

6.	DEBARMENT CERTIFICATION STATEMENT.

The Independent Contractor certifies to the best of the Independent Contractor’s knowledge and belief that Independent Contractor:

A.	Is not presently debarred or convicted for a crime for which Independent Contractor can be debarred under the Generic Drug Enforcement Act of 1992 (21USC335a)(the “Act”);
B.	Is not presently indicted or otherwise criminally or civilly charged by a government entity (Federal or State) with commission of the kinds of conduct for which Independent Contractor can be debarred under the Act;
C.	Will not knowingly employ or otherwise engage any individual who has been (i) debarred or (ii) convicted of a crime for which a person can be debarred under the Act, in any capacity in connection with the activities of developing or reporting data which may become part of an application for approval of a drug or biologic.

7.	INDEPENDENT CONTRACTOR RELATIONSHIP.

The Independent Contractor’s relationship with the Company is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. The Independent Contractor shall not be entitled to any of the benefits that the Company may make available to its employees, including, but not limited to, group health or life insurance, profit sharing, or retirement benefits, except as expressly stated in this Agreement. The Independent Contractor is not authorized to make any representation, contract, or commitment on behalf of the Company unless specifically requested or authorized in writing to do so by an executive officer of the Company. The Independent Contractor is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state, or local tax authority with respect to the performance of services and receipt of fees under this Agreement. The Independent Contractor is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. The Company will not withhold for the payment of any social security, federal, state, or any other employee payroll taxes payable with respect to the Independent Contractor. The Company will, as applicable, regularly report amounts paid to the Independent Contractor by filing Form 1099-MISC with the Internal Revenue Service as required by law.

8.	CONFIDENTIAL INFORMATION.

A.    The Independent Contractor agrees to hold the Company’s Confidential Information in strict confidence, not to disclose such Confidential Information to any third parties, and shall use the Confidential Information solely for performing the Independent Contractor’s obligations under this Agreement. “Confidential Information” as used in this Agreement shall mean all information disclosed by the Company to the Independent Contractor that is not generally known in the Company’s trade or industry and shall include, without limitation, (a) concepts and ideas relating to the research, development, use, and distribution of technologies and products made or developed by the Company; (b) trade secrets, drawings, inventions, know-how, methods, materials, grants, grant proposals, collaborative work, partners, employees, and software programs; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; (d) existence of any business discussions, negotiations or agreements; and (e) any information regarding the skills and compensation of employees, contractors or other agents of the Company or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party that may disclose such information to the Company or the Independent Contractor in the course of the Company’s business. The Independent Contractor’s obligations set forth in this Section shall not apply with respect to any portion of the Confidential Information that the Independent Contractor can document (a) was in the public domain at the time it was communicated to the Independent Contractor by the Company; (b) entered the public domain through no fault of the Independent Contractor, subsequent to the time it was communicated to the Independent Contractor by the Company; (c) was in the Independent Contractor’s possession free of any obligation of confidence at the time it was communicated to the Independent Contractor by the Company; or (d) was rightfully communicated to the Independent Contractor free of any obligation of confidence subsequent to the time it was communicated to the Independent Contractor by the Company. In addition, the Independent Contractor may disclose the Company’s Confidential Information in response to a valid order by a court or other governmental body, or as otherwise required by law, provided that the Independent Contractor provides reasonable notice to the Company such that the Company can pursue its rights in seeking protection of such information. All Confidential Information furnished to the Independent Contractor by the Company is the sole and exclusive property of the Company or its suppliers or customers. Upon request by the Company, the Independent Contractor agrees to promptly deliver to the Company the original and any copies of such Confidential Information.

B.    The Independent Contractor represents that his/her performance of the terms of the Agreement does not and will not conflict with the terms of any agreement to keep in confidence proprietary information and trade secrets acquired in confidence or in trust prior to his/her advisory relationship with the Company. The Independent Contractor will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any third party.

C.    The Independent Contractor recognizes that Company may have confidential information from third parties which is subject to a duty on Company’s part to maintain such information in confidence and, in some cases to use it only for certain purposes. Independent Contractor agrees that they owe Company and such third party, both during the term of this Agreement and thereafter, a duty to hold all such confidential information in strict confidence and not to disclose it to any person, firm, or entity or use such information for the benefit of anyone other than Company or such third party.

9.	DEFEND TRADE SECRETS ACT.

Pursuant to the Defend Trade Secrets Act of 2016 (the “Act”), Independent Contractor acknowledges that Independent Contractor will not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Independent Contractor files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Independent Contractor may disclose the trade secret to Independent Contractor’s attorney and may use the trade secret information solely in the court proceeding if Independent Contractor (x) files any document(s) containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

10.	NO CONFLICT OF INTEREST.

The Independent Contractor represents that he/she has the right and authority to enter into this Agreement and by doing such will not be in breach of any existing agreements. During the term of this Agreement and for a period of 1 year thereafter, the Independent Contractor will not accept work, enter into a contract, or accept an obligation from any third party in breach of the Independent Contractor’s obligations under this Agreement. The Independent Contractor agrees to indemnify the Company from any and all loss or liability incurred by reason of the alleged breach by the Independent Contractor.

11.	TERM AND TERMINATION.

A.    TERM: The term of this Agreement shall commence as of the Effective Date and end on December 31, 2020, unless this Agreement is earlier terminated as provided below. The Independent Contractor’s obligation of confidentiality with respect to any particular item of Confidential Information obtained under this Agreement shall terminate once the Confidential Information falls into one of the categories listed in Section 8.

B.    TERMINATION BY COMPANY: The Company may terminate this Agreement at any time, with or without cause, upon thirty (30) days written notice of termination to the Independent Contractor. In the event that the Company terminates the Independent Contractor’s services hereunder, the Company shall (i) promptly pay the Independent Contractor all monies due through the date of notice of termination and (ii) pay the Independent Contractor for non-cancellable expenses incurred hereunder prior to the date of notice of termination. Upon the notice of termination the Independent Contractor shall stop all work under this Agreement and incur no further expenses hereunder.

C.    TERMINATION BY INDEPENDENT CONTRACTOR: The Independent Contractor may terminate this Agreement at any time, with or without cause, upon thirty (30) days written notice of termination to the Company. Upon providing notice of termination to the Company, Independent Contractor shall not incur any further expenses on behalf of the Services without prior written consent of Company, and the Company shall pay the Independent Contractor all monies due through the date of notice of termination.

D.    SURVIVAL: All payment obligations, and the rights and obligations contained in Sections 4 (“Ownership of Inventions / Work Product”), 5 (“Representations and Warranties”), 8 (“Confidential Information”), 9 (“Defend Trade Secrets Act”), and 10 (“No Conflict of Interest”) shall survive any termination or expiration of this Agreement.

12.	SUCCESSORS AND ASSIGNS.

The Independent Contractor may not subcontract or otherwise delegate its obligations under this Agreement without the Company’s prior written consent. This Agreement will be for the benefit of the Company’s successors and assigns, and subject to the foregoing sentence, will be binding on the Independent Contractor’s assignees.

13.	NOTICES.

Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.

14.	GOVERNING LAW.

This Agreement shall be governed by and constructed in accordance with the laws of the State of North Carolina. The federal and state courts within the State of North Carolina shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement. The parties consent to personal jurisdiction of the federal and state courts within North Carolina and service of process being affected by registered mail sent to the address set forth at the end of this Agreement.

15.	SEVERABILITY.

Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

16.	WAIVER.

The waiver by the Company of a breach of any provision of this Agreement by the Independent Contractor shall not operate or be construed as a waiver of any other or subsequent breach by the Independent Contractor.

17.	INJUNCTIVE RELIEF FOR BREACH.

The Independent Contractor’s obligations under this Agreement are of a unique character that gives them particular value; breach or any threatened breach of any of such obligations will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law; and, in the event of such breach, the Company will be entitled to seek injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

18.	ENTIRE AGREEMENT.

This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all services undertaken by the Independent Contractor for the Company. This Agreement may only be changed by mutual agreement of authorized representatives of the parties in writing.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Liquidia Technologies, Inc.		Arktoros, LLC

/s/ Neal F. Fowler		/s/ Steven Bariahtaris
By: Neal F. Fowler		By: Steven Bariahtaris

Title:	Chief Executive Officer	Title:	Managing Member